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                                                                   EXHIBIT l(2)


                               PURCHASE AGREEMENT


                  Credit Suisse Warburg Pincus Major Foreign Markets Fund (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Fund offers CSAM and CSAM hereby purchases one share of common stock of the Fund, which shall be designated as an Advisor Class share, having a par value of $.001 per share, at a price of $9.77 per Share (the "Initial Share"). CSAM hereby acknowledges receipt of a certificate representing the Initial Share and the Fund hereby acknowledges receipt from CSAM of $9.77 in full payment for the Initial Share.

                  2. CSAM represents and warrants to the Fund that the Initial Share are being acquired for investment purposes and not for the purpose of distributing it.

                  3. CSAM agrees that if any holder of an Initial Share redeems such Share in the Fund before one year after the date upon which the Advisor Class of the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of such Class.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 2nd day of October, 2001.

                                           CREDIT SUISSE WARBURG PINCUS
                                              MAJOR FOREIGN MARKETS FUND


                                           By:. /s/Hal Liebes
                                                -------------
                                               Name: Hal Liebes
                                               Title: Vice President

ATTEST:



/s/Rocco A. Del Guercio
----------------------------

                                           CREDIT SUISSE ASSET MANAGEMENT, LLC


                                           By: /s/Hal Liebes
                                               -------------
                                               Name: Hal Liebes
                                               Title: Managing Director

ATTEST:



/s/Kimiko T. Fields
----------------------------






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